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                                                                Exhibit 99.1



                                Contact:  Arnold Agbayani
                                    Senior Vice President, Finance & CFO
                                    IXYS Corporation
                                    3540 Bassett Street
                                    Santa Clara, California 95054
                                          Tel: (408) 982-0700

IXYS REPORTS SIXTH CONSECUTIVE QUARTER OF RECORD REVENUES

SANTA CLARA, CA. February 2, 2004 -- IXYS Corporation (NASDAQ:SYXI) today reported revenues of $50.7 million for the quarter ended December 31, 2003, which is an increase of 42.8% over the $35.5 million in revenues for the same quarter in the prior fiscal year. Sequentially, revenues increased 18.2% from the $42.9 million reported for the quarter ended September 30, 2003.

For the nine months ended December 31, 2003, IXYS reported revenues of $133.8 million, which was a 36.1% increase as compared to $98.3 million in revenues for the same nine-month period in the prior fiscal year.

"The strong demand for our products in the consumer market, and the sustained growth in our traditional markets, have propelled our revenues beyond our forecasts. We have broken the $50 million revenue barrier, and this is our sixth consecutive quarter with record revenues. The backlog stands at a record $60.3 million, which is the second consecutive record quarterly backlog for the company, and is a direct result of four sequential quarters of record bookings. At December 31, 2003, the backlog was 30% higher than that of a year ago," said Dr. Nathan Zommer, Chief Executive Officer of IXYS.

"We have added more products and penetrated more markets in the current fiscal year, and that has transformed IXYS to a multi-market growth company. We are now relying more on our ICs and proprietary products to drive our future growth. The Clare group has returned to a growth mode, demonstrating sequential growth in revenues for the last two quarters. However, the growth in the consumer market primarily caused the sequential reduction of percentage gross profit margins. Yet, comparing the nine-month period of this fiscal year to the similar period of last fiscal year, we have an improvement in our gross profit margins. We have been implementing an aggressive cost reduction program, the benefits of which we expect to see in future quarters," added Dr. Zommer.
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Gross profit was $12.0 million, or 23.7% of net revenues, for the quarter ended
December 31, 2003. This compares with a gross profit of $8.8 million, or 24.8% percent of net revenues, for the same quarter in the prior fiscal year.

For the nine-month period ending December 31, 2003, gross profit was $35.6 million, or 26.6% of net sales. This represents a 45.9% increase in gross profit from $24.4 million, or 24.8% of net sales, for the same nine-month period of the prior fiscal year.

Net income in the quarter ended December 31, 2003 was $386,000 ($0.01 per share, diluted), as compared to net loss of $1.8 million ($0.06 loss per share, diluted) in the quarter ended December 31, 2002.

For the nine-month period ended December 31, 2003, net income was $721,000 ($0.02 per share, diluted), as compared to net loss of $6.6 million ($0.22 loss per share, diluted) in the same nine-month period of the prior fiscal year.

Arnold Agbayani, Chief Financial Officer of IXYS, said, "The consumer market, which was a significant contributor to our record December 2003 quarterly revenues, is a relatively new market for IXYS. The consumer market may have a different seasonality from that which we have historically experienced in our traditional markets. We, therefore, can provide only limited guidance about our revenues for our March 2004 quarter. We expect revenues to be at least
$46 million for the March 2004 quarter."

IXYS develops and markets primarily high performance power semiconductor and control ICs that are used in controlling and converting electrical power efficiently in power systems for the telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with a combination of digital and analog integrated circuits to control flat panel displays, medical instruments and telecommunications products.

SAFE HARBOR STATEMENT

The foregoing press release contains forward-looking statements. Forward-looking statements include those regarding record backlog, IXYS being a growth company, our reliance on ICs and proprietary products to drive our future growth, the return of Clare to a growth mode, the growth in the consumer market, our cost reduction program and the expected benefits, the seasonality of the consumer market and our expectations for our fourth fiscal quarter ending March 31, 2004. Actual results may vary materially from those contained in the forward-looking statements, due to unanticipated adverse variations in demand for our products, the cancellation of orders, unexpected technical
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challenges, difficulties in marketing and selling our products and delays or disruptions in the manufacture of our products. Further information on other risks that could affect IXYS is detailed and included in IXYS' 10-K for the fiscal year ended March 31, 2003, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information may be obtained by visiting IXYS' website at http://www.ixys.com, or by contacting IXYS directly.
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                                IXYS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                               March 31,     December 31,
                                                                                 2003           2003
                                                                               ---------       ---------
                                      ASSETS                                                  (unaudited)
Current assets:
     Cash and cash equivalents                                                 $  42,842       $  39,722
     Accounts receivable, net                                                     21,475          30,093
     Inventories                                                                  49,162          54,078
     Prepaid expenses and other assets                                               943           1,218
     Deferred income taxes                                                        10,285          10,210
                                                                               ---------       ---------
                         Total current assets                                    124,707         135,321
Plant and equipment, net                                                          28,715          25,917
Goodwill                                                                          21,417          23,803
Other assets                                                                       5,655           7,691
Deferred income taxes                                                              2,563           3,244
                                                                               ---------       ---------

             Total assets                                                      $ 183,057       $ 195,976
                                                                               =========       =========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of capitalized lease obligations                          $   3,238       $   3,069
     Current portion of notes payable to bank                                        700             753
     Accounts payable                                                             11,177          13,759
     Accrued expenses and other liabilities                                       14,167          15,605
                                                                               ---------       ---------
            Total current liabilities                                             29,282          33,186
Capitalized lease and other long term obligations, net of current portion          5,042           3,291
Pension liabilities                                                                9,924          11,595
                                                                               ---------       ---------
            Total liabilities                                                     44,248          48,072
                                                                               ---------       ---------
Common stock                                                                         320             329
Additional paid-in capital                                                       144,388         149,781
Deferred compensation                                                                (26)            (11)
Notes receivable from stockholders                                                  (913)           (913)
Accumulated losses                                                                (6,318)         (5,597)
Accumulated other comprehensive income                                             1,358           4,315
                                                                               ---------       ---------
            Stockholders' equity                                                 138,809         147,904
                                                                               ---------       ---------
            Total liabilities and stockholders' equity                         $ 183,057       $ 195,976
                                                                               =========       =========

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                                IXYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                      Three Months Ended              Nine Months Ended
                                                                         December 31,                   December 31,
                                                                     -----------------------       ------------------------
                                                                      2002            2003          2002             2003
                                                                     --------       --------       --------       ---------
Net revenues                                                         $ 35,544       $ 50,744       $ 98,292       $ 133,766
Cost of goods sold                                                     26,741         38,699         73,881          98,143
                                                                     --------       --------       --------       ---------
         Gross profit                                                   8,803         12,045         24,411          35,623
                                                                     --------       --------       --------       ---------
Operating expenses:
                    Research, development and engineering               3,473          4,023          9,288          11,912
                    Selling, general and administrative                 7,156          7,125         19,878          20,439
                    Restructuring charge                                   --             --            750              --
                                                                     --------       --------       --------       ---------
                             Total operating expenses                  10,629         11,148         29,916          32,351
                                                                     --------       --------       --------       ---------
                    Operating income (loss)                            (1,826)           897         (5,505)          3,272
Other expense, net                                                       (615)          (303)        (2,801)         (2,153)
                                                                     --------       --------       --------       ---------
                    Income (loss) before income tax provision          (2,441)           594         (8,306)          1,119
Provision for income tax expense (benefit)                               (654)           208         (1,666)            398
                                                                     --------       --------       --------       ---------
Net income (loss)                                                    ($ 1,787)      $    386       ($ 6,640)      $     721
                                                                     ========       ========       ========       =========

Net income (loss) per share - basic                                  ($  0.06)      $   0.01       ($  0.22)      $    0.02
                                                                     ========       ========       ========       =========
Weighted average shares used in per share calculation - basic          31,797         32,772         30,505          32,289
                                                                     ========       ========       ========       =========
Net income (loss) per share - diluted                                ($  0.06)      $   0.01       ($  0.22)      $    0.02
                                                                     ========       ========       ========       =========
Weighted average shares used in per share calculation - diluted        31,797         34,673         30,505          34,198
                                                                     ========       ========       ========       =========